THIRD AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT

THIS THIRD AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT (the “Agreement”), dated December 13, 2019, is made by and between The Advisors’ Inner Circle Fund III (the “Trust”), a Delaware statutory trust registered as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), on behalf of the series set forth on the schedules (the “Schedules”) to this Agreement (each a “Fund”), as each Schedule may be amended from time to time upon mutual agreement of the parties hereto, and Aperture Investors, LLC (the “Adviser”), a Delaware limited liability company with the Adviser’s principal place of business at 250 West 55th Street, 30th Floor, New York, NY 10019, and amends the prior Investment Advisory Agreement between the Trust, on behalf of the Fund, and the Adviser, dated December 26, 2018 (the “Original Effective Date”), as amended and restated as of March 18, 2019 and June 27, 2019.

W I T N E S S E T H

WHEREAS, the Board of Trustees (the “Board”) of the Trust has selected the Adviser to act as investment adviser to the Trust on behalf of the Fund and to provide certain related services, as more fully set forth below, and to perform said services under the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants and benefits set forth herein, the Trust and the Adviser do hereby agree as follows:

1.  The Adviser’s Services.

(a)  Discretionary Investment Management Services. The Adviser shall act as investment adviser with respect to the Fund. In said capacity, the Adviser, subject to the supervision of the Board, regularly shall provide the Fund with investment research, advice, and supervision, and shall furnish continuously an investment program for the Fund, consistent with the investment objectives and policies of the Fund. The Adviser shall determine, from time to time, what securities shall be purchased for the Fund, what securities shall be held or sold by the Fund, and what portion of the Fund’s assets shall be held uninvested in cash, subject always to the provisions of the Trust’s Agreement and Declaration of Trust, the Trust’s By-Laws, and the Trust’s registration statement on Form N-1A (the “Registration Statement”) under the 1940 Act, and under the Securities Act of 1933, as amended (the “1933 Act”), covering Fund shares, as filed with the Securities and Exchange Commission (the “Commission”), and to the investment objectives, policies, and restrictions of the Fund, as each of the same from time to time shall be in effect. To carry out these obligations, the Adviser shall exercise full discretion and act for the Fund in the same manner and with the same force and effect as the Fund itself might or could do with respect to purchases, sales, or other transactions, as well as with respect to all other such things necessary or incidental to the furtherance or conduct of said purchases, sales, or other transactions. The Adviser is permitted to use persons employed by an “affiliated person” (as defined in the 1940 Act) of the Adviser to provide, or assist in providing, certain non-discretionary investment advisory services under this Agreement to the extent not prohibited by, or inconsistent with, applicable law, including the requirements of the 1940 Act, the rules thereunder, and relevant positions of the Commission and its staff. In addition, the Adviser is permitted to use affiliates that are not registered as investment advisers with the SEC and employees of such affiliates, to provide certain non-discretionary investment advisory services, and in connection therewith, such affiliates are hereby authorized to execute, on behalf of the Fund, such brokerage or derivative-related agreements (including, without limitation, International Swaps & Derivatives Association (“ISDA”) documentation as the Adviser deems necessary or appropriate. The Adviser is also permitted to delegate certain administrative and “back office” functions, including portfolio reconciliation, and certain operational and compliance services, to any affiliate of the Adviser. Any delegation to affiliates, and the use of affiliated persons, shall be subject to Adviser’s responsibility and liability under the terms of this Agreement. No reference in this Agreement to the Adviser having full discretionary authority over the Fund’s investments in any way shall limit the right of the Board, in the Board’s sole discretion, to establish or revise policies in connection with the management of the Fund’s assets or otherwise to exercise the Board’s right to control the overall management of the Fund. Without limiting the generality of the foregoing, the Adviser has the authority to enter into trading agreements on behalf of the Fund and adhere on the Fund’s behalf to the applicable ISDA over-the-counter (“OTC”) derivatives transaction protocols and to enter into client agency agreements or other documents that may be required to effect OTC derivatives transaction through swap execution facilities (i.e., “SEFs”).

(b)  Compliance. With respect to its management of the Fund, the Adviser agrees to comply with the applicable requirements of the 1940 Act, the Investment Advisers Act of 1940, as amended (the “Advisers Act”), the 1933 Act, the Securities Exchange Act of 1934, as amended (the “1934 Act”), the Commodity Exchange Act, and the respective rules and regulations thereunder, as applicable, as well as with all other applicable federal and state laws, rules, regulations, and case law that relate to the services and relationships described hereunder and to the conduct of the Adviser’s business as a registered investment adviser. The Adviser also agrees to comply with the objectives, policies, and restrictions set forth in the Registration Statement, as amended or supplemented, of the Fund, and with any policies, guidelines, instructions, and procedures approved by the Board and provided to the Adviser (collectively, the “Investment Limitations”). In selecting the Fund’s portfolio securities and performing the Adviser’s obligations hereunder, the Adviser shall cause the Fund to comply with the diversification and source of income requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), for qualification as a regulated investment company. The Adviser shall maintain compliance procedures that the Adviser reasonably believes are adequate to ensure the Adviser’s compliance with the foregoing. No supervisory activity undertaken by the Board shall limit the Adviser’s full responsibility for any of the foregoing.

(c)  Proxy Voting. The Board has the authority to determine how proxies with respect to securities that are held by the Fund shall be voted, and the Board initially has determined to delegate the authority and responsibility to vote proxies for the Fund’s securities to the Adviser. So long as proxy voting authority for the Fund has been delegated to the Adviser, the Adviser shall exercise the Adviser’s proxy voting responsibilities. The Adviser shall carry out said responsibilities in accordance with any instructions that the Board shall provide from time to time, and at all times in a manner consistent with Rule 206(4)-6 under the Advisers Act and the Adviser’s fiduciary responsibilities to the Trust. The Adviser shall provide periodic reports and keep records relating to proxy voting as the Board may reasonably request or as may be necessary for the Fund to comply with the 1940 Act and other applicable law. Any said delegation of proxy voting responsibility to the Adviser may be revoked or modified by the Board at any time.

The Adviser is authorized to instruct the Fund’s custodian and/or broker(s) to forward promptly to the Adviser or designate service provider copies of all proxies and shareholder communications relating to securities held in the portfolio of the Fund (other than materials relating to legal proceedings against the Fund). The Adviser also may instruct the Fund’s custodian and/or broker(s) to provide reports of holdings in the portfolio of the Fund. The Adviser has the authority to engage a service provided to assist with administrative functions related to voting Fund proxies. The Trust shall direct the Fund’s custodian and/or broker(s) to provide any assistance requested by the Adviser in facilitating the use of a service provider. In no event shall the Adviser have any responsibility to vote proxies that are not received on a timely basis. The Trust acknowledges that the Adviser, consistent with the Adviser’s written proxy voting policies and procedures, may refrain from voting a proxy if, in the Adviser’s discretion, refraining from voting would be in the best interests of the Fund and the Fund’s shareholders.

(d)  Recordkeeping. The Adviser shall not be responsible for the provision of administrative, bookkeeping, or accounting services to the Fund, except as otherwise provided herein or as may be necessary for the Adviser to supply to the Trust or the Trust’s Board the information required to be supplied under this Agreement.

The Adviser shall maintain separate books and detailed records of all matters pertaining to Fund assets advised by the Adviser required by Rule 31a-1 under the 1940 Act (other than those records being maintained by any administrator, custodian, or transfer agent appointed by the Fund) relating to the Adviser’s responsibilities provided hereunder with respect to the Fund, and shall preserve said records for the periods and in a manner prescribed therefore by Rule 31a-2 under the 1940 Act (hereinafter, the “Fund Books and Records”). The Fund Books and Records shall be delivered to the Trust upon the termination of this Agreement, and shall be available without delay upon request during the Adviser’s normal business hours.

(e)  Holdings Information and Pricing. The Adviser shall provide quarterly reports regarding Fund holdings, and, on the Adviser’s own initiative, may furnish the Trust and the Trust’s Board from time to time with whatever information the Adviser believes is appropriate for this purpose. The Adviser agrees to notify the Trust promptly if the Adviser reasonably believes that the value of any security held by the Fund may not reflect fair value. The Adviser agrees to provide upon request any pricing information of which the Adviser is aware to the Trust, the Trust’s Board, and/or any Fund pricing agent to assist in the determination of the fair value of any Fund holdings for which market quotations are not readily available or as otherwise required in accordance with the 1940 Act or the Trust’s valuation procedures for the purpose of calculating the Fund net asset value in accordance with procedures and methods established by the Board.

(f)  Cooperation with Agents of the Trust. The Adviser agrees to cooperate with and provide reasonable assistance to the Trust, any Trust custodian or foreign sub-custodians, any Trust pricing agents, and all other agents and representatives of the Trust with respect to such information regarding the Fund as said entities may reasonably request from time to time in the performance of said entities’ obligations, to provide prompt responses to reasonable requests made by said persons, and to establish appropriate interfaces with each so as to promote the efficient exchange of information and compliance with applicable laws and regulations.

(g)  Services Not Exclusive. The services of the Adviser rendered to the Fund are not exclusive. The Adviser may now and in the future manage other investment accounts, including accounts with investment objectives and/or investment strategies identical or similar to those of the Fund (“Similar Accounts”). Nothing in this Agreement restricts Adviser from managing Similar Accounts, entering into other investment management, advisory, or similar relationships, or otherwise dealing with any securities for the account of any other client; provided that the Adviser treats the Fund fairly and allocates investment opportunities in a manner consistent with its fiduciary obligations to the Fund. The Trust acknowledges and agrees that: (i) such activities may involve substantial time and/or resources of the Adviser; (ii) the Adviser may charge fees which differ from the fees to be paid to the Adviser hereunder; and (iii) the Adviser makes no representations, warranties or guarantees that investment results will be the same for all clients or accounts managed by the Adviser or that the investment results of the Fund will be the same as, or better than, the investment results of Similar Accounts or other accounts that are managed by the Adviser.

2.  Code of Ethics. The Adviser has adopted a written code of ethics that the Adviser reasonably believes complies with the requirements of Rule 17j-1 under the 1940 Act (“Rule 17j-1”), and which the Adviser has provided to the Trust. The Adviser has implemented procedures reasonably designed to ensure that the Adviser’s Access Persons (as defined in the Adviser’s Code of Ethics) comply in all material respects with the Adviser’s Code of Ethics, as in effect from time to time. Upon request, the Adviser shall provide the Trust with (i) a copy of the Adviser’s current Code of Ethics, as in effect from time to time, and (ii) a certification that the Adviser has adopted procedures reasonably necessary to prevent the Adviser’s Access Persons from engaging in any conduct prohibited by the Adviser’s Code of Ethics. Annually, the Adviser shall furnish a written report to the Trust’s Board concerning the Adviser’s Code of Ethics, which annual report shall comply with the requirements of Rule 17j-1. The Adviser shall respond to requests for information from the Trust as to violations of the Code by Access Persons and the sanctions imposed by the Adviser. The Adviser shall promptly notify the Trust of any material violation of the Code, whether or not said violation relates to a security held by the Fund.

3.  Information and Reporting. The Adviser shall provide the Trust and the Trust’s officers with such periodic reports concerning the obligations that the Adviser has assumed under this Agreement as the Trust from time to time may reasonably request.

(a)  Notification of Breach / Compliance Reports. The Adviser shall notify the Trust’s chief compliance officer promptly upon detection of: (i) any material failure to manage the Fund in accordance with the Fund’s investment objectives and policies or any applicable law; or (ii) any material breach of any of the Fund’s or the Adviser’s policies, guidelines, or procedures. In addition, the Adviser shall, upon request and in a mutually agreed format, report regarding the Fund’s compliance with the Fund’s Investment Limitations, or procedures applicable to the Adviser’s obligations under this Agreement. The Adviser agrees to take reasonable steps to correct any failure to comply with Investment Limitations promptly and to take any action that the Board may reasonably request in connection with any said breach. Upon request, the Adviser also shall provide the officers of the Trust with supporting certifications in connection with certifications of Fund financial statements and disclosure controls pursuant to the Sarbanes-Oxley Act. The Adviser shall promptly notify the Trust in the event that: (i) the Adviser is served or otherwise receives notice of any action, suit, proceeding, inquiry, or investigation, at law or in equity, before or by any court, public board, or body, involving the affairs of the Trust (excluding class action suits in which the Fund is a member of the plaintiff class by reason of the Fund’s ownership of shares in the defendant) or the compliance by the Adviser with the federal or state securities laws; or (ii) an actual change in control of the Adviser resulting in an “assignment” (as defined in the 1940 Act) has occurred or is otherwise proposed to occur.

(b)  Board and Filings Information. The Adviser shall provide the Trust with any information reasonably requested regarding the Adviser’s management of the Fund required for any meeting of the Board, or for any shareholder report, Form N-CSR, Form N-Q, Form N-PX, Form N-SAR, Form N-CEN, Form N-PORT, amended registration statement, proxy statement, or prospectus supplement to be filed by the Trust with the Commission. The Adviser shall make the Adviser’s officers and employees available to meet with the Board from time to time on due notice to review the Adviser’s investment management services to the Fund in light of current and prospective economic and market conditions and shall furnish to the Board such information as may reasonably be necessary in order for the Board to evaluate this Agreement or any proposed amendments thereto.

(c)  Transaction Information. The Adviser shall furnish to the Trust such information concerning portfolio transactions as may be necessary to enable the Trust or the Trust’s designated agent to perform such compliance testing on the Fund and the Adviser’s services as the Trust, in the Trust’s sole discretion, may determine to be appropriate. The provision of said information by the Adviser to the Trust or the Trust’s designated agent in no way relieves the Adviser of the Adviser’s own responsibilities under this Agreement.

4.  Brokerage.

(a)  Principal Transactions. In connection with purchases or sales of securities for the account of the Fund, neither the Adviser nor any of the Adviser’s directors, officers, or employees shall act as a principal or agent or receive any commission except as permitted by the 1940 Act.

(b)  Placement of Orders. The Adviser shall arrange for the placing of all orders for the purchase and sale of securities for the Fund’s account with brokers or dealers selected by the Adviser. In the selection of said brokers or dealers and the placing of said orders, the Adviser is directed at all times to seek for the Fund the most- favorable execution and net price available under the circumstances. It also is understood that it is desirable for the Fund that the Adviser have access to brokerage and research services provided by brokers who may execute brokerage transactions at a higher cost to the Fund than may result when allocating brokerage to other brokers, consistent with Section 28(e) of the 1934 Act and any Commission staff interpretations thereof. The Adviser, therefore, is authorized to place orders for the purchase and sale of securities for the Fund with said brokers, subject to review by the Board from time to time with respect to the extent and continuation of this practice. It also is understood that the services provided by said brokers may be useful to the Adviser in connection with the Adviser’s or the Adviser’s affiliates’ services to other clients.

(c)  Aggregated Transactions. On occasions when the Adviser deems the purchase or sale of a security or other investment instrument, or any transaction in derivatives, to be in the best interest of the Fund as well as other clients of the Adviser, the Adviser, to the extent permitted by applicable law and regulations, may aggregate the order for securities to be sold or purchased. In said event, the Adviser shall allocate securities or other investment instruments so purchased or sold, or such derivative transactions engaged on behalf of Adviser’s clients, as well as the expenses incurred in the transaction, in the manner the Adviser reasonably considers to be equitable and consistent with the Adviser’s fiduciary obligations to the Fund and to such other clients under the circumstances.

(d)  Affiliated Brokers. The Adviser or any of the Adviser’s affiliates may act as broker in connection with the purchase or sale of securities or other investments for the Fund, subject to: (a) the requirement that the Adviser seek to obtain best execution and price within the policy guidelines determined by the Board and as set forth in the Fund’s current Registration Statement; (b) the provisions of the 1940 Act; (c) the provisions of the Advisers Act; (d) the provisions of the 1934 Act; and (e) other provisions of applicable law. These brokerage services are not within the scope of the duties of the Adviser under this Agreement. Subject to the requirements of applicable law and any procedures adopted by the Board, the Adviser or the Adviser’s affiliates may receive brokerage commissions, fees, or other remuneration from the Fund for these services in addition to the Adviser’s fees for services under this Agreement.

5.  Custody. Nothing in this Agreement shall permit the Adviser to take or receive physical possession of cash, securities, or other investments of the Fund.

6.  Allocation of Charges and Expenses. The Adviser shall bear the Adviser’s own costs of providing services hereunder. Other than as herein specifically indicated, the Adviser shall not be responsible for the Fund’s expenses, including brokerage and other expenses incurred in placing orders for the purchase and sale of securities and other investment instruments.

7.  Representations, Warranties, and Covenants.

(a)  Properly Registered. The Adviser is registered as an investment adviser under the Advisers Act, and shall remain so registered for the duration of this Agreement. The Adviser is not prohibited by the Advisers Act or the 1940 Act from performing the services contemplated by this Agreement, and, to the best knowledge of the Adviser, there is no proceeding or investigation that is likely to result in the Adviser being prohibited from performing the services contemplated by this Agreement. The Adviser agrees to promptly notify the Trust of the occurrence of any event that would disqualify the Adviser from serving as an investment adviser to an investment company. The Adviser is in compliance in all material respects with all applicable federal and state law in connection with the Adviser’s investment management operations.

(b)  ADV Disclosure. The Adviser has provided the Trust with a copy of the Adviser’s Form ADV Part I, as most recently filed with the Commission, and the Adviser’s current Form ADV Part II and, promptly after filing any amendment to the Adviser’s Form ADV with the Commission updating the Adviser’s Form ADV Part II, shall notify the Trust of said filing or, upon request, furnish a copy of said amendments or updates to the Trust. The information contained in the Adviser’s Form ADV is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which said statements were made, not misleading.

(c)  Fund Disclosure Documents. The Adviser has reviewed, and in the future shall review, the Registration Statement, summary prospectus, prospectus, statement of additional information, periodic reports to shareholders, reports and schedules filed with the Commission (including any amendment, supplement, or sticker to any of the foregoing), and advertising and sales material relating to the Fund (collectively, the “Disclosure Documents”), as and when furnished to the Adviser by the Fund or the Fund’s service providers or otherwise created by the Adviser, and represents and warrants that, with respect to disclosure about the Adviser, the manner in which the Adviser manages the Fund and information relating directly or indirectly to the Adviser (the “Adviser Disclosure”), such Disclosure Documents contain or shall contain no untrue statement of any material fact and do not and shall not omit any statement of material fact required to be stated therein or necessary to make the statements therein not misleading.

(d)  Use Of The Name “Aperture”. The Adviser has the right to use the name “Aperture” in connection with the Adviser’s services to the Trust and, subject to the terms set forth in Section 8 of this Agreement, the Trust shall have the right to use the name “Aperture” in connection with the management and operation of the Fund. The Adviser is not aware of any threatened or existing actions, claims, litigation, or proceedings that would adversely affect or prejudice the rights of the Adviser or the Trust to use the name “Aperture.”

(e)  Insurance. The Adviser maintains errors and omissions insurance coverage in an appropriate amount and shall provide prior written notice to the Trust: (i) of any material decrease in the Adviser’s insurance coverage; or (ii) if any material claims will be made on the Adviser’s insurance policies. Furthermore, the Adviser, upon reasonable request, shall provide the Trust with any information that the Trust may reasonably require concerning the amount of or scope of said insurance.

(f)  No Detrimental Agreement. The Adviser represents and warrants that the Adviser has no arrangement or understanding with any party, other than the Trust, that would influence the decision of the Adviser with respect to the Adviser’s selection of securities for the Fund, and that all selections shall be done in accordance with what is in the best interest of the Fund.

(g)  Conflicts. The Adviser shall act honestly, in good faith, and in the best interests of the Trust, including requiring any of the Adviser’s personnel with knowledge of Fund activities to place the interest of the Fund first, ahead of said personnel’s own interests, in all personal trading scenarios that may involve a conflict of interest with the Fund, consistent with the Adviser’s fiduciary duties under applicable law.

(h)  Representations. The representations and warranties in this Section 7 shall be deemed to be made on the date that this Agreement is executed and at the time of delivery of the quarterly compliance certification required by Section 3(a).

8.  The Name “Aperture Investors, LLC” or “Aperture” (collectively, “Aperture”). The Adviser grants to the Trust a license to use the name “Aperture” (the “Name”) as part of the name of the Fund. The foregoing authorization by the Adviser to the Trust to use the Name as part of the name of the Fund is not exclusive of the right of the Adviser itself to use, or to authorize others to use, the Name; the Trust acknowledges and agrees that, as between the Trust and the Adviser, the Adviser has the right to use, or authorize others to use, the Name. The Trust shall: (1) use the Name only in a manner consistent with uses approved by the Adviser; (2) use the Trust’s best efforts to maintain the quality of the services offered using the Name; (3) adhere to such other specific quality control standards as the Adviser from time to time may reasonably promulgate. At the request of the Adviser, the Trust: (a) shall submit to Adviser representative samples of any promotional materials using the Name; and (b) shall change the name of the Fund within three months of the Trust’s receipt of the Adviser’s request, or such other shorter time period as may be required under the terms of a settlement agreement or court order, so as to eliminate all reference to the Name and thereafter shall not transact any business using the Name in the name of the Fund; provided, however, that the Trust may continue to use beyond said date any supplies of prospectuses, marketing materials, and similar documents that the Trust had on the date of said name change in quantities not exceeding those historically produced and used in connection with said Fund.

9.  Adviser’s Compensation. The Fund shall pay to the Adviser, as compensation for the Adviser’s services hereunder, a fee, determined as described in such Fund’s Schedule that is attached hereto and made a part hereof, consisting of a base fee increased or decreased by a performance adjustment. Said fee shall be calculated and accrued daily and paid not less than monthly in arrears by the Fund.

The method for determining net assets of the Fund for purposes hereof shall be the same as the method for determining net assets for purposes of establishing the offering and redemption prices of Fund shares as described in the Fund’s prospectus. In the event of termination of this Agreement, the fee provided in this Section shall be computed on the basis of the period ending on the last business day on which this Agreement is in effect subject to a pro rata adjustment based on the number of days elapsed in the current month as a percentage of the total number of days in said month.

10.  Independent Contractor. In the performance of the Adviser’s duties hereunder, the Adviser is and shall be an independent contractor and, unless otherwise expressly provided herein or otherwise authorized in writing, shall have no authority to act for or represent the Trust or the Fund in any way or otherwise be deemed to be an agent of the Trust or the Fund. If any occasion should arise in which the Adviser gives any advice to the Adviser’s clients concerning the shares of the Fund, the Adviser shall act solely as investment counsel for said clients and not in any way on behalf of the Fund.

11.  Assignment and Amendments. This Agreement automatically shall terminate, without the payment of any penalty, in the event of the Agreement’s assignment (as defined in Section 2(a)(4) of the 1940 Act); provided, that said termination shall not relieve the Adviser of any liability incurred hereunder.

This Agreement may not be added to or changed orally and may not be modified or rescinded except by a writing signed by the parties hereto and in accordance with the 1940 Act, when applicable.

12.	Duration and Termination.

This Agreement shall become effective as of the date executed and shall remain in full force and effect continually thereafter, subject to renewal as provided in Section 12(c) hereof, and unless terminated automatically as set forth in Section 11 hereof or until terminated as follows:

(a)  The Trust may cause this Agreement to terminate either (i) by vote of the Trust’s Board or (ii) with respect to the Fund, upon the affirmative vote of a majority of the outstanding voting securities of the Fund; or

(b)  The Adviser at any time may terminate this Agreement by not more than sixty (60) days’ nor less than thirty (30) days’ written notice delivered or mailed by registered mail, postage prepaid, to the Trust; or

(c)  This Agreement automatically shall terminate two years from the Original Effective Date unless the Agreement’s renewal specifically is approved at least annually thereafter by (i) a majority vote of the Trustees, including a majority vote of said Trustees who are not interested persons of the Trust or the Adviser, at a meeting called for the purpose of voting on said approval; or (ii) the vote of a majority of the outstanding voting securities of the Fund; provided, however, that, if the continuance of this Agreement is submitted to the shareholders of the Fund for the shareholders’ approval and said shareholders fail to approve said continuance of this Agreement as provided herein, the Adviser may continue to serve hereunder as to the Fund in a manner consistent with the 1940 Act and the rules and regulations thereunder; and

(d)  Termination of this Agreement pursuant to this Section shall be without payment of any penalty.

In the event of termination of this Agreement for any reason, the Adviser, immediately upon notice of termination or on such later date as may be specified in said notice, shall cease all activity on behalf of the Fund and with respect to any of the Fund’s assets, except as otherwise required by any fiduciary duties of the Adviser under applicable law. In addition, the Adviser shall deliver the Fund Books and Records to the Trust by such means and in accordance with such schedule as the Trust shall direct, and otherwise shall cooperate, as reasonably directed by the Trust, in the transition of portfolio asset management to any successor of the Adviser.

13.	Certain Definitions. For the purposes of this Agreement:

(a)  “Affirmative vote of a majority of the outstanding voting securities of the Fund” shall have the meaning as set forth in the 1940 Act, subject, however, to such exemptions as may be granted by the Commission under the 1940 Act or any interpretations of the Commission staff.

(b)  “Interested persons” and “Assignment” shall have their respective meanings as set forth in the 1940 Act, subject, however, to such exemptions as may be granted by the Commission under the 1940 Act or any interpretations of the Commission staff.

14.	Liability of the Adviser.

(a)  The Adviser shall have responsibility only for the accuracy and completeness (and liability for the lack thereof) of statements in the Fund’s Disclosure Documents with respect to the Adviser Disclosure, provided that no changes regarding such matters are made to any applicable Disclosure Documents without the written consent or other acknowledgment of the Adviser from and after the time that such Disclosure Documents are reviewed by the Adviser.

(b)  The Adviser shall be liable to the Fund for any loss (including transaction costs) incurred by the Fund as a result of any trade error or investment made by the Adviser in contravention of: (i) any investment policy, guideline or restriction set forth in the Registration Statement or as approved by the Board from time to time and provided to the Adviser; or (ii) applicable law, including but not limited to the 1940 Act and the Code (including but not limited to the Fund’s failure to satisfy the diversification or source of income requirements of Subchapter M of the Code) (the investments described in this subsection (b) collectively are referred to as “Improper Investments”).

(c)  The Adviser shall indemnify and hold harmless the Trust, with respect to the Fund, each affiliated person of the Trust within the meaning of Section 2(a)(3) of the 1940 Act, and each person who controls the Trust within the meaning of Section 15 of the 1933 Act (any said person, a “Fund Indemnified Party”) against any and all losses, claims, damages, expenses, or liabilities (including the reasonable cost of investigating and defending any alleged loss, claim, damage, expense, or liability and reasonable counsel fees incurred in connection therewith) to which any said person may become subject under the 1933 Act, the 1934 Act, the 1940 Act, or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages, expenses, or liabilities (or actions in respect thereof) arise out of or are based upon: (i) a breach by the Adviser of this Agreement or of the representations and warranties made by the Adviser herein; (ii) any Improper Investment; any untrue statement or alleged untrue statement of a material fact relating to any Adviser Disclosure or the omission or alleged omission from the Adviser Disclosure of a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that nothing herein shall be deemed to protect any Fund Indemnified Party who is a Trustee or officer of the Trust against any liability to the Trust or to the Trust’s shareholders to which said Fund Indemnified Party otherwise would be subject by reason or willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of said person’s office with the Trust. Furthermore, the Adviser shall not be liable for any such loss to the extent such loss was caused by an Indemnified Party's, or its agent's, willful misfeasance, bad faith, gross negligence or reckless disregard of its duties hereunder.

15.  Enforceability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective, as to said jurisdiction, to the extent of said invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

16.  Limitation of Liability. The parties to this Agreement acknowledge and agree that all litigation arising hereunder, whether direct or indirect, and of any and every nature whatsoever, shall be satisfied solely out of the assets of the affected Fund and that no Trustee, officer or holder of shares of beneficial interest of the Fund shall be personally liable for any of the foregoing liabilities.

17.  Change in the Adviser’s Ownership. The Adviser agrees that it shall notify the Trust of any anticipated or otherwise reasonably foreseeable change in the ownership of the Adviser within a reasonable time prior to such change being effected.

18.  Jurisdiction. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Delaware, and the Adviser consents to the jurisdiction of courts, both state and federal, in Delaware, with respect to any dispute under this Agreement.

19.  Paragraph Headings. The headings of paragraphs contained in this Agreement are provided for convenience only, form no part of this Agreement, and shall not affect this Agreement’s construction.

20.  Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be signed on their behalf by their duly authorized officers as of the date first above written.

THE ADVISORS’ INNER CIRCLE FUND III,
on behalf of the Fund(s) listed on the Schedules

By:	/s/ Michael Beattie
Name:	Michael Beattie
Title:	President

APERTURE INVESTORS, LLC

By:	/s/ James O’Connor
Name:	James O’Connor
Title:	C.O.O.

SCHEDULE A

to the

AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT

dated December 13, 2019 between

THE ADVISORS’ INNER CIRCLE FUND III

and

APERTURE INVESTORS LLC

The Trust shall pay to the Adviser, as compensation for the Adviser’s services rendered, a fee (the “Management Fee”) that will be composed of a Base Fee (defined below) and a Performance Adjustment (defined below) to the Base Fee based upon the investment performance of the Institutional Shares of the Fund (“Measuring Class”) in relation to the investment record of a securities index determined by the Board to be appropriate (“Index”) over the same performance period.

Base Fee. The base fee is calculated and accrued daily at an annual rate based on the average daily net assets of the Fund in accordance the following fee schedule:

Fund	Base Fee
Aperture New World Opportunities Fund	1.225%

Performance Adjustment. The Management Fee will be increased or decreased from the Base Fee by a performance adjustment (“Performance Adjustment”) that depends on whether, and to what extent, the investment performance of the Measuring Class exceeds, or is exceeded by, the performance of the Index Hurdle (as set forth below) over the Performance Period (as defined below).

Fund	Index Hurdle
Aperture New World Opportunities Fund	Bloomberg Barclays EM USD Aggregate 1- 5 Year Total Return Index (the “Index”) plus 2.75%

The Performance Adjustment is calculated and accrued daily, according to a schedule that adds or subtracts 0.003% (0.30 basis points) of the Fund's average daily net assets for each 0.01% (1 basis point) of absolute performance by which the performance of the Measuring Class exceeds or lags the performance of the Index Hurdle for the period from the beginning of the Performance Period through the prior business day. The maximum Performance Adjustment (positive or negative) will not exceed an annualized rate of +/- 0.825% (82.5 basis points) of the Fund’s average daily net assets, which would occur when the performance of the Measuring Class exceeds, or is exceeded by, the performance of the Index Hurdle by 2.75% (275 basis points) for the Performance Period. Depending on the performance of the Measuring Class, the Fund’s annual Management Fee will range from a minimum of 0.40% (in the event that the performance of the Measuring Class is equal to or lower than the performance of the Index) to a maximum of 2.05% (in the event that the performance of the Measuring Class exceeds the performance of the Index by 5.50% or more).

For purposes of calculating the Performance Adjustment, the investment performance of the Measuring Class will be the sum of:

1)  the change in the Measuring Class’s net asset value (“NAV”) per share during the Performance Period; plus

2)  the value of the Measuring Class’s cash distributions per share accumulated to the end of the Performance Period; plus

3)  the value of capital gains taxes per share paid or payable on undistributed realized long-term capital gains accumulated to the end of the Performance Period; expressed as a percentage of the Measuring Class’s NAV per share at the beginning of the Performance Period. For this purpose, the value of distributions per share of realized capital gains, of dividends per share paid from investment income and of capital gains taxes per share paid or payable on undistributed realized long-term capital gains shall be treated as reinvested in shares of the Measuring Class at the NAV per share in effect at the close of business on the record date for the payment of such distributions and dividends and the date on which provision is made for such taxes, after giving effect to such distributions, dividends and taxes.

The investment record of the Index will be the sum of:

1)  the change in the level of the Index during the Performance Period; plus

2)  the value, computed consistently with the Index, of cash distributions made by companies whose securities comprise the Index accumulated to the end of the Performance Period; expressed as a percentage of the Index level at the beginning of the Performance Period. For this purpose, cash distributions on the securities which comprise the Index shall be treated as reinvested in the Index at least as frequently as the end of each calendar quarter following the payment of the dividend.

Notwithstanding any other provision in this Schedule A, any calculations of the investment performance of the Measuring Class and the investment performance of the Fund’s Index will be made in accordance with the Investment Advisers Act of 1940, as amended, and any applicable rules thereunder.

The period over which performance is measured (“Performance Period”) is initially from the fourteenth day following the Fund’s commencement of investment operations through December 31, 2019 (the “Initial Performance Period”) and thereafter each 12-month period beginning on the first business day in the month of January through December 31 of the same year; provided, however, that the Initial Performance Period shall not be shorter than eight calendar months. For the period between the Fund’s commencement of investment operations and the start of the Initial Performance Period, no performance adjustment will be applied to the Base Fee.

Payment of Fees. With respect to the Fund, the Trust will pay the Adviser, on a monthly basis, the minimum fee rate of 0.40% on an annualized basis (Base Fee minus the maximum Performance Adjustment) applied to the average daily net assets of the Fund for the month (the “Minimum Fee”). At the end of the Performance Period, with respect to the Fund, the Trust will pay the Adviser the total Management Fee for the Performance Period, less the amount of the Minimum Fees paid during the Performance Period.

Index. The Fund’s Index is set forth in the chart above under the column “Index Hurdle.” If it is determined that another appropriate Index should be substituted as the Index, the Board may approve the use of such other appropriate Index for purposes of the Performance Adjustment (the “Replacement Index”) without shareholder approval, unless shareholder approval of the change is otherwise required by applicable law. Any Replacement Index will be applied prospectively to determine the amount of the Performance Adjustment. The Index will continue to be used to determine the amount of the Performance Adjustment for that part of the Performance Period prior to the effective date of the Replacement Index.

Measuring Class. The Measuring Class of shares of the Fund initially is the Institutional Shares of the Fund. If the Board determines that a different class of shares of the Fund is the most appropriate for use in calculating the Performance Adjustment, the Board may change the class of shares used as the Measuring Class without shareholder approval, unless shareholder approval of such change is otherwise required by applicable law. If a different class of shares (the “Replacement Measuring Class”) is substituted in calculating the Performance Adjustment, the use of the Replacement Measuring Class of shares for purposes of calculating the Performance Adjustment may apply to the entire Performance Period so long as the Replacement Measuring Class was outstanding at the beginning of such period. If the Replacement Measuring Class of shares was not outstanding for all or a portion of the Performance Period, it may only be used in calculating that portion of the Performance Adjustment attributable to the period during which the Replacement Measuring Class was outstanding, and any previous portion of the Performance Period will be calculated using the Measuring Class.

Schedule B

to the

AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT

dated December 13, 2019 between

THE ADVISORS’ INNER CIRCLE FUND III

and

APERTURE INVESTORS LLC

The Trust shall pay to the Adviser, as compensation for the Adviser’s services rendered, a fee (the “Management Fee”) that will be composed of a Base Fee (defined below) and a Performance Adjustment (defined below) to the Base Fee based upon the investment performance of the Institutional Shares of the Fund (“Measuring Class”) in relation to the investment record of a securities index determined by the Board to be appropriate (“Index”) over the same performance period.

Base Fee. The base fee is calculated and accrued daily at an annual rate based on the average daily net assets of the Fund in accordance the following fee schedule:

Fund	Base Fee
Aperture Endeavour Equity Fund	1.82%

Performance Adjustment. The Management Fee will be increased or decreased from the Base Fee by a performance adjustment (“Performance Adjustment”) that depends on whether, and to what extent, the investment performance of the Measuring Class exceeds, or is exceeded by, the performance of the Index Hurdle (as set forth below) over the Performance Period (as defined below).

Fund	Index Hurdle
Aperture Endeavour Equity Fund	MSCI ACWI Hedged to USD Net Total Return Index (the “Index”) plus 5.00%

The Performance Adjustment is calculated and accrued daily, according to a schedule that adds or subtracts 0.0030% (0.30 basis points) of the Fund’s average daily net assets for each 0.01% (1 basis point) of absolute performance by which the performance of the Measuring Class exceeds or lags the performance of the Index Hurdle for the period from the beginning of the Performance Period through the prior business day. The maximum Performance Adjustment (positive or negative) will not exceed an annualized rate of +/- 1.50% (150 basis points) of the Fund’s average daily net assets, which would occur when the performance of the Measuring Class exceeds, or is exceeded by, the performance of the Index Hurdle by 5.00% percentage points (500 basis points) for the Performance Period.

Depending on the performance of the Measuring Class, the Fund’s annual management fee will range from a minimum of 0.32% (in the event that the performance of the Measuring Class is equal to or lower than the performance of the Index) to a maximum of 3.32% (in the event that the performance of the Measuring Class exceeds the performance of the Index by 10.00% or more).

B-1

For purposes of calculating the Performance Adjustment, the investment performance of the Measuring Class will be the sum of:

1)  the change in the Measuring Class’s net asset value (“NAV”) per share during the Performance Period; plus

2)  the value of the Measuring Class’s cash distributions per share accumulated to the end of the Performance Period; plus

3)  the value of capital gains taxes per share paid or payable on undistributed realized long-term capital gains accumulated to the end of the Performance Period; expressed as a percentage of the Measuring Class’s NAV per share at the beginning of the Performance Period. For this purpose, the value of distributions per share of realized capital gains, of dividends per share paid from investment income and of capital gains taxes per share paid or payable on undistributed realized long-term capital gains shall be treated as reinvested in shares of the Measuring Class at the NAV per share in effect at the close of business on the record date for the payment of such distributions and dividends and the date on which provision is made for such taxes, after giving effect to such distributions, dividends and taxes.

The investment record of the Index will be the sum of:

1)  the change in the level of the Index during the Performance Period; plus

2)  the value, computed consistently with the Index, of cash distributions made by companies whose securities comprise the Index accumulated to the end of the Performance Period; expressed as a percentage of the Index level at the beginning of the Performance Period. For this purpose, cash distributions on the securities which comprise the Index shall be treated as reinvested in the Index at least as frequently as the end of each calendar quarter following the payment of the dividend.

Notwithstanding any other provision in this Schedule B, any calculations of the investment performance of the Measuring Class and the investment performance of the Fund’s Index will be made in accordance with the Investment Advisers Act of 1940, as amended, and any applicable rules thereunder.

The period over which performance is measured (“Performance Period”) is initially from the day following the Fund’s commencement of investment operations through December 31, 2019 (the “Initial Performance Period”) and thereafter each 12-month period beginning on the first day in the month of January through December 31 of the same year.

Payment of Fees. With respect to the Fund, the Trust will pay the Adviser, on a monthly basis, the minimum fee rate of 0.32% on an annualized basis (Base Fee minus the maximum Performance Adjustment) applied to the average daily net assets of the Fund for the month (the “Minimum Fee”). At the end of the Performance Period, with respect to the Fund, the Trust will pay the Adviser the total Management Fee for the Performance Period, less the amount of the Minimum Fees paid during the Performance Period.

Index. The Fund’s Index is set forth in the chart above under the column “Index Hurdle.” If it is determined that another appropriate Index should be substituted as the Index, the Board may approve the use of such other appropriate Index for purposes of the Performance Adjustment (the “Replacement Index”) without shareholder approval, unless shareholder approval of the change is otherwise required by applicable law. Any Replacement Index will be applied prospectively to determine the amount of the Performance Adjustment. The Index will continue to be used to determine the amount of the Performance Adjustment for that part of the Performance Period prior to the effective date of the Replacement Index.

Measuring Class. The Measuring Class of shares of the Fund initially is the Institutional Shares of the Fund. If the Board determines that a different class of shares of the Fund is the most appropriate for use in calculating the Performance Adjustment, the Board may change the class of shares used as the Measuring Class without shareholder approval, unless shareholder approval of such change is otherwise required by applicable law. If a different class of shares (the “Replacement Measuring Class”) is substituted in calculating the Performance Adjustment, the use of the Replacement Measuring Class of shares for purposes of calculating the Performance Adjustment may apply to the entire Performance Period so long as the Replacement Measuring Class was outstanding at the beginning of such period. If the Replacement Measuring Class of shares was not outstanding for all or a portion of the Performance Period, it may only be used in calculating that portion of the Performance Adjustment attributable to the period during which the Replacement Measuring Class was outstanding, and any previous portion of the Performance Period will be calculated using the Measuring Class.

B-2

Schedule C

to the

AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT

dated December 13, 2019 between

THE ADVISORS’ INNER CIRCLE FUND III

and

APERTURE INVESTORS LLC

The Trust shall pay to the Adviser, as compensation for the Adviser’s services rendered, a fee (the “Management Fee”) that will be composed of a Base Fee (defined below) and a Performance Adjustment (defined below) to the Base Fee based upon the investment performance of the Institutional Shares of the Fund (“Measuring Class”) in relation to the investment record of a securities index determined by the Board to be appropriate (“Index”) over the same performance period.

Base Fee. The “Base Fee” is calculated and accrued daily at an annual rate based on the average daily net assets of the Fund in accordance the following fee schedule:

Fund	Base Fee
Aperture Discover Equity Fund	2.175% of assets up to and including $300 million, 2.115% of assets over $300 million and up to and including $400 million, and 2.065% of assets over $400 million

Once the Fund’s average daily net assets exceed a level necessary to reduce the Management Fee in accordance with the foregoing schedule (each, a “Breakpoint”), the reduced Management Fee will become effective on the first business day of the following calendar year, and the Management Fee will not increase even if the Fund’s average daily net assets later fall below the applicable Breakpoint.

Performance Adjustment. The Management Fee will be increased or decreased from the Base Fee by a performance adjustment (“Performance Adjustment”) that depends on whether, and to what extent, the investment performance of the Measuring Class exceeds, or is exceeded by, the performance of the Index Hurdle (as set forth below) over the Performance Period (as defined below).

Fund	Index Hurdle
Aperture Discover Equity Fund	Russell 2000 Total Return Index (the “Index”) plus 6.25%

The Performance Adjustment is calculated and accrued daily, according to a schedule that adds or subtracts 0.003% (0.30 basis points) of the Fund’s average daily net assets for each 0.01% (1 basis point) of absolute performance by which the performance of the Measuring Class exceeds or lags the performance of the Index Hurdle for the period from the beginning of the Performance Period through the prior business day. The maximum Performance Adjustment (positive or negative) will not exceed an annualized rate of +/- 1.875% (187.5 basis points) of the Fund’s average daily net assets, which would occur when the performance of the Measuring Class exceeds, or is exceeded by, the performance of the Index Hurdle by 6.25% percentage points (625 basis points) for the Performance Period.

Depending on the Fund’s assets and the performance of the Measuring Class, the Fund’s annual Management Fee will range from the minimum fees set forth below (each, a “Minimum Fee”) (in the event that the performance of the Measuring Class is equal to or lower than the performance of the Index) to the maximum fees set forth below (in the event that the performance of the Measuring Class exceeds the performance of the Index by 12.50% or more).

Average Daily Net Assets	Minimum Fee	Management Fee	Maximum Fee
$0 up to $300 million	0.30%	2.175%	4.05%
Over $300 million up to $400 million	0.24%	2.115%	3.99%
Over $400 million	0.19%	2.065%	3.94%

For purposes of calculating the Performance Adjustment, the investment performance of the Measuring Class will be the sum of:

1)  the change in the Measuring Class’s net asset value (“NAV”) per share during the Performance Period; plus

2)  the value of the Measuring Class’s cash distributions per share accumulated to the end of the Performance Period; plus

3)  the value of capital gains taxes per share paid or payable on undistributed realized long-term capital gains accumulated to the end of the Performance Period; expressed as a percentage of the Measuring Class’s NAV per share at the beginning of the Performance Period. For this purpose, the value of distributions per share of realized capital gains, of dividends per share paid from investment income and of capital gains taxes per share paid or payable on undistributed realized long-term capital gains shall be treated as reinvested in shares of the Measuring Class at the NAV per share in effect at the close of business on the record date for the payment of such distributions and dividends and the date on which provision is made for such taxes, after giving effect to such distributions, dividends and taxes.

The investment record of the Index will be the sum of:

1)  the change in the level of the Index during the Performance Period; plus

2)  the value, computed consistently with the Index, of cash distributions made by companies whose securities comprise the Index accumulated to the end of the Performance Period; expressed as a percentage of the Index level at the beginning of the Performance Period. For this purpose, cash distributions on the securities which comprise the Index shall be treated as reinvested in the Index at least as frequently as the end of each calendar quarter following the payment of the dividend.

Notwithstanding any other provision in this Schedule C, any calculations of the investment performance of the Measuring Class and the investment performance of the Index will be made in accordance with the Investment Advisers Act of 1940, as amended, and any applicable rules thereunder.

The “Performance Period,” the period over which performance is measured, is initially from the day following the date the Fund commences investment operations through December 31, 2020 (the “Initial Performance Period”) and thereafter each 12-month period beginning on the first day in the month of January through December 31 of the same year.

Payment of Fees. With respect to the Fund, the Trust will pay the Adviser, on a monthly basis, the applicable Minimum Fee on an annualized basis applied to the average daily net assets of the Fund for the month. At the end of the Performance Period, with respect to the Fund, the Trust will pay the Adviser the total Management Fee for the Performance Period, less the amount of the Minimum Fees paid during the Performance Period.

Index. The Fund’s Index is set forth in the chart above under the column “Index Hurdle.” If it is determined that another appropriate Index should be substituted as the Index, the Board may approve the use of such other appropriate Index for purposes of the Performance Adjustment (the “Replacement Index”) without shareholder approval, unless shareholder approval of the change is otherwise required by applicable law. Any Replacement Index will be applied prospectively to determine the amount of the Performance Adjustment. The Index will continue to be used to determine the amount of the Performance Adjustment for that part of the Performance Period prior to the effective date of the Replacement Index.

Measuring Class. The Measuring Class of shares of the Fund initially is the Institutional Shares of the Fund. If the Board determines that a different class of shares of the Fund is the most appropriate for use in calculating the Performance Adjustment, the Board may change the class of shares used as the Measuring Class without shareholder approval, unless shareholder approval of such change is otherwise required by applicable law. If a different class of shares (the “Replacement Measuring Class”) is substituted in calculating the Performance Adjustment, the use of the Replacement Measuring Class of shares for purposes of calculating the Performance Adjustment may apply to the entire Performance Period so long as the Replacement Measuring Class was outstanding at the beginning of such period. If the Replacement Measuring Class of shares was not outstanding for all or a portion of the Performance Period, it may only be used in calculating that portion of the Performance Adjustment attributable to the period during which the Replacement Measuring Class was outstanding, and any previous portion of the Performance Period will be calculated using the Measuring Class.